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Exhibit 99(a)

CONTACT:	Office of Investor Relations e-Mail: InvestorRelations@SafetyInsurance.com Tel: 877-951-2522

Boston, Massachusetts, August 8, 2003.    Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported second quarter 2003 results. Net income available to common shareholders for the three months ended June 30, 2003 was $13.1 million, or $0.86 per diluted share, compared to $1.7 million, or $0.30 per diluted share, for the comparable 2002 period. Net income available to common shareholders for the six months ended June 30, 2003 was $16.0 million, or $1.05 per diluted share, compared to $4.8 million, or $0.83 per diluted share, for the comparable 2002 period. Safety's book value per share was $17.26 at June 30, 2003, compared to $16.07 at December 31, 2002, based on 15,259,991 shares of common stock outstanding at the end of each period.

Direct written premiums for the three months ended June 30, 2003 increased by $15.4 million, or 11.8%, to $146.1 million from $130.7 million for the comparable 2002 period. Direct written premiums for the six months ended June 30, 2003 increased by $30.1 million, or 10.6%, to $313.5 million from $283.4 million for the comparable 2002 period. The primary reason for the first half of 2003 increase occurred in our personal automobile line of insurance which experienced a 7.2% increase in average written premium and a 2.3% increase in written exposures. In addition, we increased our commercial automobile line average rates by 7.1% effective December 16, 2002 and had a 7.2% increase in written exposures, while we increased our homeowners line average rates by 9.3% effective February 19, 2003 and had a 2.9% decrease in written exposures.

Net written premiums for the three months ended June 30, 2003 increased by $10.9 million, or 8.2%, to $144.5 million from $133.6 million for the comparable 2002 period. Net written premiums for the six months ended June 30, 2003 increased by $26.3 million, or 9.2%, to $311.7 million from $285.4 million for the comparable 2002 period. This was primarily due to an increase in direct written premiums, offset by an increase in premiums ceded to Commonwealth Automobile Reinsurers ("CAR").

Net earned premiums for the three months ended June 30, 2003 increased by $10.9 million, or 8.9%, to $133.3 million from $122.4 million for the comparable 2002 period. Net earned premiums for the six months ended June 30, 2003 increased by $23.9 million, or 9.9%, to $265.3 million from $241.4 million for the comparable 2002 period. This was primarily due to increased rates on personal automobile, commercial automobile and homeowners product lines.

Investment income for the three months ended June 30, 2003 increased to $7.0 million from $6.8 million for the comparable 2002 period. Investment income for the six months ended June 30, 2003 increased to $14.0 million from $13.7 million for the comparable 2002 period. Average cash and investment securities (at amortized cost) increased by $74.6 million or 13.7% to $617.6 million for the six months ended June 30, 2003 from $543.0 million for the six months ended June 30, 2002. Partially offsetting the effect of this increase was a decrease in net effective yield on our investment portfolio to 4.5% from 5.0% during the same period due to declining interest rates, as well as a change in management's investment strategy to shorten the portfolio duration, shift to higher rated securities, and increase tax-exempt holdings. Our duration decreased to 4.3 years at June 30, 2003 from 4.9 years at March 31, 2003 and from 5.0 years at December 31, 2002.

Net realized investment gains (losses) for the three months ended June 30, 2003 increased to a $10.1 million gain from a $(2.3) million loss for the comparable 2002 period. Net realized investment gains (losses) for the six months ended June 30, 2003 increased to a $9.4 million gain from a $(2.4) million loss for the comparable 2002 period. These increases were primarily due to the sale of certain securities related to our current investment strategy to shorten portfolio duration as protection against future increases in interest rates.

GAAP loss, expense and combined ratios for the three months ended June 30, 2003 were 76.9%, 24.5% and 101.4% compared to 76.1%, 26.3% and 102.4% for the comparable 2002 period. GAAP loss, expense and combined ratios for the six months ended June 30, 2003 were 78.8%, 24.3% and 103.1% compared to 75.4%, 27.2% and 102.6% for the comparable 2002 period. Our second quarter 2003 combined ratio decreased by 1.0% from the comparable 2002 period, primarily due to expense reductions in excess of an increase in assumed losses from CAR. Our first half of 2003 combined ratio increased by 0.5% from the comparable 2002 period, primarily as a result of a 3.4% increase in the loss ratio due to increased claim frequency from severe winter conditions in Massachusetts during the first quarter of 2003, offset by a 2.9% decrease in the expense ratio.

Interest expenses for the three months ended June 30, 2003 decreased by $1.7 million to $0.2 million from $1.9 million for the comparable 2002 period. Interest expenses for the six months ended June 30, 2003 decreased by $3.9 million to $0.3 million from $4.2 million for the comparable 2002 period. Interest expenses for the 2002 period were related to old debt facilities that were extinguished concurrent with Safety's IPO on November 27, 2002. Primarily as a result of the IPO, Safety significantly reduced debt outstanding to $20.0 million at June 30, 2003 from $98.5 million at June 30, 2002.

The Board of Directors approved and declared a $0.07 per share quarterly cash dividend on its issued and outstanding common stock, which was paid on June 16, 2003, to shareholders of record at the close of business on June 2, 2003.

About Safety:    Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance. Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:    Press releases, announcements, financial reports, SEC Filings, investor information and other items of interest are available under "Investor Information" on Safety's web site located at www.SafetyInsurance.com. Safety filed its December 31, 2002 Form 10-K with the U.S. Securities and Exchange Commission on March 31, 2003, filed its March 31, 2003 Form 10-Q on May 15, 2003, expects to file its June 30, 2003 Form 10-Q on or before August 14, 2003 and urges shareholders to refer to those documents for more complete information concerning Safety's financial results.

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Safety's control, which could cause actual results to differ materially from such statements. Important factors that could cause the actual results to differ include, but are not necessarily limited to, our concentration of business in Massachusetts personal lines insurance; our dependence on principal employees; our exposure to claims related to severe weather conditions; and rating agency policies and practices. For a more detailed description of these uncertainties and other factors, please see Safety's filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Safety assumes no obligation to update or revise any of them in light of new information, future events or otherwise.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30, 2003	December 31, 2002
	(Unaudited)
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $618,158 in 2003 and $581,854 in 2002)	$645,825	$603,886
Cash and cash equivalents	72,145	34,777
Accounts receivable, net of allowance for doubtful accounts	146,123	122,005
Accrued investment income	6,541	6,812
Taxes receivable	—	1,546
Receivable from reinsurers related to paid loss and loss adjustment expenses	41,424	40,886
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	70,127	66,661
Prepaid reinsurance premiums	35,409	30,967
Deferred policy acquisition costs	43,221	36,992
Deferred income taxes	5,509	6,245
Equity and deposits in pools	16,348	24,983
Other assets	2,331	2,836

Total assets	$1,085,003	$978,596

Liabilities
Loss and loss adjustment expense reserves	$364,185	$333,297
Unearned premium reserves	322,836	271,998
Accounts payable and accrued liabilities	20,685	33,222
Taxes payable	2,420	—
Outstanding claims drafts	17,870	19,391
Payable for securities	48,842	18,814
Payable to reinsurers	24,827	36,666
Debt	19,956	19,956

Total liabilities	821,621	733,344

Commitments and contingencies
Shareholders' equity
Common stock: $0.01 par value; 30,000,000 shares authorized, 15,259,991 shares issued and outstanding	153	153
Additional paid-in capital	110,632	110,632
Accumulated other comprehensive income, net of taxes	17,982	14,321
Promissory notes receivable from management	(144)	(737)
Retained earnings	134,759	120,883

Total shareholders' equity	263,382	245,252

Total liabilities and shareholders' equity	$1,085,003	$978,596

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands except per share and share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net earned premiums	$133,271	$122,379	$265,341	$241,420
Investment income	6,959	6,785	13,988	13,659
Net realized gains (losses) on investments	10,100	(2,345)	9,371	(2,388)
Finance and other service income	3,600	3,283	7,645	7,106

Total income	153,930	130,102	296,345	259,797

Losses and loss adjustment expenses	102,455	93,081	209,083	182,008
Underwriting, operating and related expenses	32,668	32,152	64,470	65,645
Interest expenses	167	1,851	335	4,151

Total expenses	135,290	127,084	273,888	251,804

Income before income taxes	18,640	3,018	22,457	7,993
Income tax expense	5,510	933	6,445	2,524

Net income	$13,130	$2,085	$16,012	$5,469

Dividends on mandatorily redeemable preferred stock	—	(336)	—	(672)

Net income available to common shareholders	$13,130	$1,749	$16,012	$4,797

Earnings per common share:
Net income available to common shareholders
Basic	$0.86	$0.32	$1.05	$0.87

Diluted	$0.86	$0.30	$1.05	$0.83

Cash dividends paid per common share	$0.07	$—	$0.14	$—

Weighted average number of common shares outstanding
Basic	15,259,991	5,519,492	15,259,991	5,519,492

Diluted	15,319,125	5,809,992	15,302,378	5,809,992

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Safety Insurance Group, Inc. and Subsidiaries Consolidated Balance Sheets (Dollars in thousands, except share data)
Safety Insurance Group, Inc. and Subsidiaries Consolidated Statements of Operations (Unaudited) (Dollars in thousands except per share and share data)